EXHIBIT 99.1

AutoZone 3rd Quarter Same Store Sales Decrease 1.0%; EPS Decreases 10.0% to $14.39; Announces Actions in Response to COVID-19

MEMPHIS, Tenn., May 26, 2020 (GLOBE NEWSWIRE) -- AutoZone, Inc. (NYSE: AZO) today reported net sales of $2.8 billion for its third quarter (12 weeks) ended May 9, 2020, a decrease of 0.1% from the third quarter of fiscal 2019 (12 weeks).

“Prior to a discussion of our third quarter results, it is important to address the impact the COVID-19 crisis has had on our business.  While certain retailers closed their stores during this time, our stores remained open to service the motoring public.  First and foremost, the health, safety and well-being of our AutoZoners and customers remains our most important concern.  During these times our AutoZoners have made sure customers can safely and responsibly operate their vehicles and get back on the road.  To better serve our customers and promote health and safety, we initially reduced the hours of operation in most of our stores, but subsequently have returned to more normal operating hours.  We also increased the frequency of cleaning and disinfecting all locations, and introduced new service options for customers, such as curbside pickup.  We have provided additional paid time off for both full-time and part-time eligible hourly AutoZoners to help them deal with the challenges they face as a result of COVID-19. During the third quarter, we experienced the most extreme fluctuations in sales, both negative and positive, in the Company’s more than 40 year history. Because of this extreme volatility and uncertainty around the continued effects of the virus and government and consumer responses, it is difficult for us to forecast short-term results with any degree of confidence. But our team has proven yet again that we can flex our business quickly in this dynamic environment, and we significantly enhanced our liquidity as previously announced,” said Bill Rhodes, Chairman, President and Chief Executive Officer.

Third Quarter Results

Domestic same store sales, or sales for stores open at least one year, decreased 1.0% for the quarter.   The quarter can best be described in three, four-week segments.  The first four weeks were strong as both Retail and Commercial performed well, up mid-single digit same store sales.  The next four weeks, the weeks COVID-19 had its first impact on our business, our same store sales were down materially.  Over the last four weeks, as federal stimulus checks began to flow through the economy, same store sales turned meaningfully positive.

For the quarter, gross profit, as a percentage of sales, was flat to last year at 53.6%. Operating expenses, as a percentage of sales, were 35.9% (versus 33.9% the same period last year), with deleverage primarily driven by the unplanned approximate $75 million of costs incurred in response to COVID-19.

Operating profit decreased 10.2% to $491.7 million compared to $547.5 million in the same period last year. Net income for the quarter decreased 15.5% to $342.9 million compared to $405.9 million in the same period last year, while diluted earnings per share decreased 10.0% to $14.39 per share from $15.99 per share in the year-ago quarter. The benefit from stock options was less favorable this third quarter, only increasing EPS by $0.05/share versus $0.51/share last year.

Under its share repurchase program, AutoZone repurchased 156 thousand shares of its common stock for $166.1 million during the third quarter, at an average price of $1,064 per share.  As previously announced, the Company has temporarily suspended its share repurchase program.  At the end of the third quarter, the Company had $796 million remaining under its current share repurchase authorization.

The Company’s inventory increased 2.7% over the same period last year, driven by new stores and increased product placement.  Inventory per store was $685 thousand versus $688 thousand last year and $713 thousand last quarter.  Net inventory, defined as merchandise inventories less accounts payable, on a per store basis, was a negative $56 thousand versus negative $58 thousand last year and negative $41 thousand last quarter.

AutoZone’s strong balance sheet, coupled with its substantial free cash flow, has consistently provided the Company with significant financial flexibility over time.  In addition, actions taken during the third quarter of this year to strengthen liquidity further and preserve cash while navigating COVID-19 included closing on an additional $750 million 364-day senior unsecured revolving credit facility.  This facility is in addition to a previously existing $2 billion undrawn multi-year credit facility in place.  The Company also completed the sale of $1.250 billion aggregate principal unsecured senior notes.

“I am extraordinarily proud of our team, across the company, for their commitment to helping our customers during these unprecedented times.  But I especially want to recognize and praise our store and distribution center AutoZoners.  These remarkable people have done an incredible job throughout this time.  Our organization cannot thank them enough for their heroic efforts.  While we cannot predict sales trends for the upcoming summer months, we have a very resilient business that has performed exceptionally well in a wide variety of economic environments.  For the remainder of the year, we will focus on our strategic initiatives of delivering great service, further penetrating the Commercial market, enhancing inventory assortments, improving local market expanded parts availability and leveraging technology to improve efficiencies.  We will continue to manage this business for the long-term and will invest capital using our disciplined approach all with the focus on delivering great service, terrific opportunities for our AutoZoners and ultimately strong returns for our investors while supporting the communities we serve,” said Rhodes.

During the quarter ended May 9, 2020, AutoZone opened 21 new stores in the U.S., two in Mexico and none in Brazil.  As of May 9, 2020, the Company had 5,836 stores in the U.S., 610 stores in Mexico and 38 stores in Brazil for a total store count of 6,484.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the Americas.  Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products.  Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, service stations, and public sector accounts. We also have commercial programs in stores in Mexico and Brazil.  AutoZone also sells the ALLDATA brand automotive diagnostic and repair software through www.alldata.com and www.alldatadiy.com. Additionally, we sell automotive hard parts, maintenance items, accessories, and non-automotive products through www.autozone.com and our commercial customers can make purchases through www.autozonepro.com. We also provide product information on our Duralast branded products through www.duralastparts.com. AutoZone does not derive revenue from automotive repair or installation services.

AutoZone will host a conference call this morning, Tuesday, May 26, 2020, beginning at 10:00 a.m. (EDT) to discuss its third quarter results.  Investors may listen to the conference call live and review supporting slides on the AutoZone corporate website, www.autozone.com by clicking “Investor Relations,” located at the bottom of the page.  The call will also be available by dialing (210) 839-8923 and entering participant passcode 9697984.  A replay of the call and slides will be available on AutoZone’s website.  In addition, a replay of the call will be available by dialing (203) 369-1211 through June 25, 2020, 11:59 p.m. (EDT).

This release includes certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”).  These non-GAAP financial measures include adjustments to reflect return on invested capital, adjusted debt and adjusted debt to EBITDAR.  These calculations include adjustments for pension termination charges and deferred tax liabilities. The Company believes that the presentation of these non-GAAP measures provides information that is useful to investors as it indicates more clearly the Company’s comparative year-to-year operating results, but this information should not be considered a substitute for any measures derived in accordance with GAAP.  Management targets the Company’s capital structure in order to maintain its investment grade credit ratings and manages cash flows available for share repurchase by monitoring cash flows before share repurchases, as shown on the attached tables.  The Company believes this is important information for the management of its debt levels and share repurchases.  We have included a reconciliation of this additional information to the most comparable GAAP measures in the accompanying reconciliation tables.

Certain statements contained in this press release constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements typically use words such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” “seek,” “may,” “could,” and similar expressions. These are based on assumptions and assessments made by the Company’s management in light of experience and perception of historical trends, current conditions, expected future developments and other factors that the Company believes to be appropriate. These forward-looking statements are subject to a number of risks and uncertainties, including without limitation: product demand; energy prices; weather; competition; credit market conditions; cash flows; access to available and feasible financing; future stock repurchases; the impact of recessionary conditions; consumer debt levels; changes in laws or regulations; war and the prospect of war, including terrorist activity; the impact of public health issues, such as the COVID-19 pandemic; inflation; the ability to hire, train and retain qualified employees; construction delays; the compromising of confidentiality, availability or integrity of information, including cyber-attacks; historic growth rate sustainability; downgrade of the Company’s credit ratings; damage to the Company’s reputation; challenges in international markets; failure or interruption of the Company’s information technology systems; origin and raw material costs of suppliers; disruption in the Company’s supply chain; impact of tariffs; anticipated impact of new accounting standards; and business interruptions. Certain of these risks and uncertainties are described in more detail in the “Risk Factors” section contained in Item 1A under Part 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2019 and in our other SEC filings. These Risk Factors should be read carefully. However, it should be understood that it is not possible to identify or predict all such risks and other factors that could affect these forward-looking statements. Forward-looking statements are not guarantees of future performance, and actual results, developments and business decisions may differ from those contemplated by such forward-looking statements, and events including, but not limited to, those described above could materially and adversely affect the Company’s business. Forward-looking statements speak only as of the date made. Except as required by applicable law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may materially differ from anticipated results.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: David McKinney at (901) 495-7951, david.mckinney@autozone.com

AutoZone's 3rd Quarter Highlights - Fiscal 2020

Condensed Consolidated Statements of Operations
3rd Quarter, FY2020
(in thousands, except per share data)
	GAAP Results
	12 Weeks Ended	12 Weeks Ended
	May 9, 2020(2)	May 4, 2019

Net sales	$2,779,299	$2,783,006
Cost of sales	1,288,651	1,290,986
Gross profit	1,490,648	1,492,020
Operating, SG&A expenses	998,975	944,497
Operating profit (EBIT)	491,673	547,523
Interest expense, net	47,450	43,239
Income before taxes	444,223	504,284
Income taxes(1)	101,327	98,335
Net income	$342,896	$405,949
Net income per share:
Basic	$14.66	$16.35
Diluted	$14.39	$15.99
Weighted average shares outstanding:
Basic	23,386	24,836
Diluted	23,828	25,394

(1)The Company's effective tax rate was 22.8% for the twelve weeks ended May 9, 2020 and 19.5% for the comparable prior year period. The twelve weeks ended May 9, 2020 and the comparable prior year period include $1.1M and $13.1M in excess tax benefits from stock option exercises, respectively.
(2)The twelve weeks ended May 9, 2020 was negatively impacted by the charges for Emergency Time-Off benefits and other Pandemic related expenses in response to COVID-19, approximately $75M (pre-tax).

Year-To-Date 3rd Quarter, FY2020
(in thousands, except per share data)	GAAP Results
	36 Weeks Ended	36 Weeks Ended
	May 9, 2020(2)	May 4, 2019

Net sales	$8,085,999	$7,875,307
Cost of sales	3,728,221	3,640,706
Gross profit	4,357,778	4,234,601
Operating, SG&A expenses	2,958,144	2,799,239
Operating profit (EBIT)	1,399,634	1,435,362
Interest expense, net	135,528	123,608
Income before taxes	1,264,106	1,311,754
Income taxes(1)	271,591	259,762
Net income	$992,515	$1,051,992
Net income per share:
Basic	$42.04	$41.73
Diluted	$41.08	$40.92
Weighted average shares outstanding:
Basic	23,610	25,210
Diluted	24,160	25,711

(1)The Company's effective tax rate was 21.5% for the thirty-six weeks ended May 9, 2020 and 19.8% for the comparable prior year period. The thirty-six weeks ended May 9, 2020 and the comparable prior year period include $17.6M and $38.2M in excess tax benefits from stock option exercises, respectively.
(2)The thirty-six weeks ended May 9, 2020 was negatively impacted by the charges for Emergency Time-Off benefits and other Pandemic related expenses in response to COVID-19, approximately $75M (pre-tax), recognized in the third quarter.

Selected Balance Sheet Information
(in thousands)
	May 9, 2020	May 4, 2019	August 31, 2019
Cash and cash equivalents	$509,118	$174,058	$176,300
Merchandise inventories	4,440,602	4,325,659	4,319,113
Current Assets	5,397,993	4,971,340	5,028,685
Property and equipment, net	4,384,586	4,324,930	4,398,751
Operating lease right-of-use assets	2,613,849	-	-
Total Assets	12,902,131	9,773,740	9,895,913
Accounts payable	4,806,329	4,693,094	4,864,912
Current Liabilities	5,769,076	5,316,889	5,512,141
Operating lease liabilities, less current portion	2,481,280	-	-
Total debt	5,418,272	5,151,917	5,206,344
Stockholders' deficit	(1,632,736)	(1,589,513)	(1,713,851)
Working capital	(371,083)	(345,549)	(483,456)

AutoZone's 3rd Quarter Highlights - Fiscal 2020

Condensed Consolidated Statements of Operations

Adjusted Debt / EBITDAR
(in thousands, except adjusted debt to EBITDAR ratio)		Trailing 4 Quarters
		May 9, 2020	May 4, 2019
Net income		$1,557,744	$1,452,274
Add: Pension termination charge before tax		-	130,263
Interest expense		196,724	177,949
Income tax expense		425,941	396,378
Adjusted EBIT		2,180,409	2,156,864

Add: Depreciation and amortization		390,954	359,111
Rent expense(1)		335,794	320,840
Share-based expense		43,977	45,644
Adjusted EBITDAR		$2,951,134	$2,882,459

Debt		$5,418,272	$5,151,917
Financing lease liabilities		184,276	165,541
Add: rent x 6(1)		2,014,764	1,925,040
Adjusted debt		$7,617,312	$7,242,498

Adjusted debt to EBITDAR		2.6	2.5

Adjusted Return on Invested Capital (ROIC)
(in thousands, except ROIC)
		Trailing 4 Quarters
		May 9, 2020	May 4, 2019
Net income		$1,557,744	$1,452,274
Adjustments:
Pension termination charge before tax		-	130,263
Interest expense		196,724	177,949
Rent expense(1)		335,794	320,840
Tax effect(2)		(114,492)	(144,107)
Deferred tax liabilities, net of repatriation tax		-	(1,774)
Adjusted after-tax return		$1,975,770	$1,935,445

Average debt(3)		$5,303,066	$5,075,956
Average stockholders' deficit(3)		(1,684,662)	(1,544,890)
Add: Rent x 6(1)		2,014,764	1,925,040
Average financing lease liabilities(3)		184,286	158,701
Invested capital		$5,817,454	$5,614,807

Adjusted After-Tax ROIC		34.0%	34.5%

(1)Effective September 1, 2019, the Company adopted ASC 842, the new lease accounting standard that required the Company to recognize operating lease assets and liabilities on the balance sheet. The table below outlines the calculation of rent expense and reconciles rent expense to total lease cost, per ASC 842, the most directly comparable GAAP financial measure, for the thirty-six weeks ended May 9, 2020.

Total lease cost, per ASC 842, for the 36 weeks ended May 9, 2020			$286,626
Less:	Financing lease interest and amortization		(42,172)
Less:	Variable operating lease components, related to insurance and common area maintenance for the 36 weeks ended May 9, 2020		(17,127)
Rent expense for the 36 weeks ended May 9, 2020			227,327
Add:	Rent expense for the 17 weeks ended August 31, 2019, as previously reported prior to the adoption of ASC 842		108,467
Rent expense for the 53 weeks ended May 9, 2020			$335,794

(2)Effective tax rate over trailing four quarters ended May 9, 2020 is 21.5%. Effective tax rate over the trailing four quarters ended May 4, 2019 is 28.1% for pension termination and 21.6% for interest and rent expense.

(3)All averages are computed based on trailing 5 quarter balances.

Other Selected Financial Information
(in thousands)
		May 9, 2020	May 4, 2019

Cumulative share repurchases ($ since fiscal 1998)		$22,354,110	$20,731,427
Remaining share repurchase authorization ($)		795,890	1,168,573

Cumulative share repurchases (shares since fiscal 1998)		147,696	146,236

Shares outstanding, end of quarter		23,348	24,611

		12 Weeks Ended	12 Weeks Ended	36 Weeks Ended	36 Weeks Ended
		May 9, 2020	May 4, 2019	May 9, 2020	May 4, 2019

Depreciation and amortization		$91,695	$84,888	$272,115	$251,118

Capital spending		83,325	118,015	273,888	313,847

AutoZone's 3rd Quarter Highlights - Fiscal 2020
Selected Operating Highlights
Condensed Consolidated Statements of Operations

Store Count & Square Footage

	12 Weeks Ended		12 Weeks Ended		36 Weeks Ended	36 Weeks Ended
	May 9, 2020		May 4, 2019		May 9, 2020	May 4, 2019
Domestic:
Beginning stores	5,815		5,651		5,772	5,618
Stores opened	21		35		64	68
Ending domestic stores	5,836		5,686		5,836	5,686

Relocated stores	1		1		1	2

Stores with commercial programs	4,950		4,831		4,950	4,831

Square footage (in thousands)	38,223		37,203		38,223	37,203

Mexico:
Beginning stores	608		568		604	564
Stores opened	2		8		6	12
Ending Mexico stores	610		576		610	576

Brazil:
Beginning stores	38		22		35	20
Stores opened	-		3		3	5
Ending Brazil stores	38		25		38	25

Total	6,484		6,287		6,484	6,287

Square footage (in thousands)	43,045		41,653		43,045	41,653
Square footage per store	6,639		6,625		6,639	6,625

Sales Statistics
($ in thousands, except sales per average square foot)
	12 Weeks Ended		12 Weeks Ended		Trailing 4 Quarters	Trailing 4 Quarters
Total AutoZone Stores (Domestic, Mexico and Brazil)	May 9, 2020		May 4, 2019		May 9, 2020	May 4, 2019
Sales per average store	$421		$436		$1,856	$1,814
Sales per average square foot	$63		$66		$280	$274

Total Auto Parts (Domestic, Mexico and Brazil)
Total auto parts sales	$2,724,604		$2,731,900		$11,849,892	$11,227,486
% Increase vs. LY	-0.3%		4.7%		5.5%	3.5%

Domestic Commercial
Total domestic commercial sales	$573,786		$614,808		$2,638,710	$2,408,148
% Increase vs. LY	-6.7%		14.9%		9.6%	11.8%

All Other, including ALLDATA
All other sales	$54,695		$51,106		$224,542	$206,590
% Increase vs. LY	7.0%		2.9%		8.7%	(36.5%)

	12 Weeks Ended		12 Weeks Ended		36 Weeks Ended	36 Weeks Ended
	May 9, 2020		May 4, 2019		May 9, 2020	May 4, 2019
Domestic same store sales	(1.0%)		3.9%		0.5%	3.1%

Inventory Statistics (Total Stores)
	as of		as of
	May 9, 2020		May 4, 2019
Accounts payable/inventory	108.2%		108.5%

($ in thousands)
Inventory	$4,440,602		$4,325,659
Inventory per store	685		688
Net inventory (net of payables)	(365,727)		(367,435)
Net inventory / per store	(56)		(58)

	Trailing 5 Quarters
	May 9, 2020		May 4, 2019
Inventory turns	1.3	x	1.3	x